EXHIBIT 10.1
SWIFT & COMPANY
EXECUTIVE RETENTION BONUS PLAN
     The SWIFT & COMPANY EXECUTIVE RETENTION BONUS PLAN (the “Plan”) is established effective as of the Effective Date (as defined herein) to retain and ensure the good faith assistance and cooperation of certain executive personnel of Swift & Company (the “Company”) and its Subsidiaries (as defined herein) in managing and preserving its business prior to the occurrence of a Change in Control (as defined herein) and during any applicable Retention Period (as defined herein).
     1. Definitions. As used in this Plan, the following terms have the meanings set forth below:
          (a) “Affiliate” means, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.
          (b) “Board of Directors” means the board of directors of the Company.
          (c) “Cause” means:
               (i) the Participant’s conviction of, deferred adjudication or unadjudicated probation, or plea of nolo contendere or no contest to, a felony or a crime involving financial misconduct or moral turpitude or that has resulted in any adverse publicity regarding the Participant or the Company, any Parent or Subsidiary, or the Successor or economic injury to the Company, any Parent or Subsidiary, or the Successor;
               (ii) the Participant’s personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offences) or breach of fiduciary duty that involves personal profit;
               (iii) the Participant’s commission of material mismanagement in the conduct of his duties as assigned to him by the Board of Directors, by the board of directors of any Parent, any Subsidiary, or the Successor, or by the Participant’s supervising officer or officers;
               (iv) the Participant’s willful failure to execute or comply with the policies of the Company, of any Parent or Subsidiary, or of the Successor or with his stated duties or directives as established by the Board of Directors, by the board of directors of any Parent, any Subsidiary, or the Successor, or by the Participant’s supervising officer of officers; or
               (v) substance abuse or addiction on the part of the Participant.
          (d) “Change in Control” means the first to occur of the following events:
               (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or of any Parent or Subsidiary to any Person or group (within the meaning of section 13(d) of the

Exchange Act) other than to (A) the Company or any Parent or Subsidiary, or (B) one or more members of the HMC Group; or
               (ii) a majority of the Board of Directors or of the board of directors of any Parent or Subsidiary shall not consist of Persons who are Continuing Directors; or
               (iii) the acquisition by any Person or group (within the meaning of section 13(d) of the Exchange Act) of the power, directly or indirectly, to vote or direct the voting of securities having more than fifty percent (50%) of the ordinary voting power for the election of directors of the Company or of any Parent or Subsidiary, respectively, other than any such acquisition by (A) the Company or any Parent or Subsidiary, or (B) one or more members of HMC Group.
          (e) “Committee” means the Executive Committee of the Board of Directors.
          (f) “Company” means Swift & Company, a Delaware corporation.
          (g) “Continuation Amount” means that portion of the Retention Bonus that is described in Section 5(a)(i) and that will become payable to a Participant if the conditions set forth in Section 5(a)(i) are satisfied with respect to such Participant.
          (h) “Continued Benefits” means the Participant’s and his enrolled dependents’ continued participation, for the period of time described in the Participant’s Participation Agreement following the Participant’s termination of employment, under the health and welfare benefit programs provided by the Company as in effect on the Effective Date at active employee rates with respect to those health and welfare benefit program costs paid by the Participant prior to the date of his termination of employment; provided, however, that to the extent that any medical, dental, or vision benefits are self-funded by the Company, the Participant will be required to pay his portion of such costs on an after-tax basis and the remainder of the cost of such coverages (i.e., the portion otherwise paid by the employer) will be imputed as income to the Participant and reported on Form W-2 in order to ensure that the medical, dental and vision benefits payable to the Participant are not includible in his gross income. Further, in the event that the Company’s health and welfare benefit programs do not permit such continuation coverage, the Company will be obligated to provide such coverage through another means (e.g., by the purchase of a commercial insurance policy). In the event of the Participant’s death, any such continued health and welfare benefit program benefits provided to the Participant’s enrolled dependents will be provided on these same terms. Any continued medical, dental and vision benefits provided pursuant to Section 5(b) are in addition to any rights the Participant and his enrolled dependents may have to continue such coverages under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. The cost of any Continued Benefits payable by the Participant pursuant to Section 5(b) shall be deducted from the payment of the Severance Bonus payable pursuant to Section 5(b).
          (i) “Continuing Director” means, as of the date of determination, any Person who (i) was a member of the board of directors of any of the Company, a Parent, or a Subsidiary on the Effective Date of this Plan, (ii) was nominated for election or elected to the board of directors of any of the Company, a Parent, or a Subsidiary with the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election, or (iii) is a member of the HMC Group.

          (j) “Definitive Agreement” means an agreement entered into by and between the Company (and/or any Parent and/or Subsidiary) and a third party or parties, the performance of which will result in the occurrence of an event that constitutes a Change in Control.
          (k) “Disability” means a disability as defined pursuant to the long term disability plan or equivalent arrangement of the Company.
          (l) “Effective Date” means the date the Company and/or a Parent or Subsidiary enters into a Definitive Agreement, the performance of which will result in the occurrence of an event that constitutes a Change in Control.
          (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (n) “Good Reason” means, without the Participant’s consent:
               (i) a reduction in the nature and scope of a Participant’s position, authority, responsibilities or duties (including status, offices, titles and reporting requirements) as in effect on the Effective Date, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company, a Parent or Subsidiary, or the Successor within thirty (30) days after receipt of written notice thereof given by the Participant;
               (ii) any reduction in the annual base salary, target bonus, or retirement or welfare benefits to which the Participant is entitled as of the Effective Date, other than a reduction which is remedied by the Company, a Parent or Subsidiary, or the Successor within thirty (30) days after receipt of written notice thereof given by the Participant; or
               (iii) the Company, a Parent or Subsidiary, or the Successor relocates or transfers the Participant’s normal place of performance to a location more than fifty (50) miles from the location where the Participant is employed as of the Effective Date.
          (o) “HMC Group” means HM Capital, LLC, its Affiliates, and their respective employees, officers, and directors (and members of their respective families and trusts for the primary benefit of such family members).
          (p) “Integration Amount” means that portion of the Retention Bonus that is described in Section 5(a)(ii) and that will become payable to a Participant if the conditions set forth in Section 5(a)(ii) are satisfied with respect to such Participant.
          (q) “Outplacement Services” means the Participant’s continued participation, for the period of time described in the Participant’s Participation Agreement following the Participant’s termination of employment, in the executive outplacement policies of the Company as in effect on the Effective Date. Any Outplacement Services payable to the Participant pursuant to Section 5(b) shall cease as of the date of the Participant’s acceptance of new employment or the Participant’s death, provided that any eligible outplacement expenses incurred prior to the Participant’s death will be reimbursable to the Participant’s estate.
          (r) “Parent” means any corporation or other entity (other than the Company) in an unbroken chain of corporations and/or entities beginning with Swift Foods Company and ending with the Company, provided each corporation or other entity in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or entities in such chain.
          (s) “Participant” means an employee of the Company, a Parent or a Subsidiary who is selected to participate in the Plan pursuant to Section 3.
          (t) “Participation Agreement” means an agreement, in substantially the same form as that set forth in Exhibit A, between the Participant and the Company that sets forth the total Retention Bonus amount and the total Severance Benefits that such Participant is eligible to receive under the Plan.
          (u) “Person” means any individual, firm, company, corporation, partnership, trust, or other entity.
          (v) “Retention Bonus” means the sum of the Continuation Amount and the Integration Amount a Participant is eligible to receive pursuant to Section 5(a)(i) and Section 5(a)(ii), which total amount is set forth in the Participant’s Participation Agreement.
          (w) “Retention Period” means the period beginning on the Effective Date and ending (i) with respect to the Continuation Amount, on the date a Change in Control is consummated; (ii) with respect to the Integration Amount, on the date that is six (6) months following the consummation of such Change in Control; and (iii) with respect to the Severance Bonus, on the date that is twelve (12) months following the consummation of a Change in Control.
          (x) “Severance Benefits” means (i) the Severance Bonus, (ii) the Continued Benefits and (iii) Outplacement Services the Participant is eligible to receive pursuant to Section 5(b).
          (y) “Severance Bonus” means the severance amount a Participant is eligible to receive pursuant to Section 5(b). The total Severance Bonus amount that is potentially payable with respect to any Participant is set forth in such Participant’s Participation Agreement.
          (z) “Subsidiary” means Swift Beef Company or Swift Pork Company.
          (aa) “Successor” means the Person (or Persons) that succeeds to the business, operations and/or assets of the Company or of a Parent or Subsidiary as a result of a Change in Control.
     2. Administration. The Plan will be administered by the Committee except to the extent the Board of Directors (or the board of directors of the Successor following a Change in Control) elects, in which case references herein to the “Committee” will be deemed to include references to the applicable “Board of Directors.” The Committee shall have complete discretion and authority with respect to the Plan and its application except to the extent that discretion is expressly limited by the Plan. Without limiting the foregoing, the Committee reserves the right, to the extent not inconsistent with the terms of the Plan, to (i) interpret and construe the Plan, in its sole and absolute discretion, (ii) prescribe, amend, and rescind rules and regulations relating to the Plan, (iii) determine the terms and provisions of any Participation

Agreement, (iv) resolve any claims for benefits under the Plan, and (v) make all other determinations it deems necessary or advisable for the administration of the Plan. The determination of the Committee on all matters regarding the Plan, to the extent not inconsistent with the terms of the Plan, shall be conclusive.
     3. Eligibility for Participation. An employee of the Company or of a Parent or Subsidiary who is selected by the Committee to participate in the Plan and who returns a Participation Agreement to the Company within the applicable period established by the Committee will be a Participant. If a Participant satisfies the applicable requirements under the terms of the Plan and his Participation Agreement, the Participant will be eligible to receive a Retention Bonus and Severance Benefits. An employee who has an employment agreement with the Company, a Parent or a Subsidiary shall not be eligible to participate in the Plan.
     4. Duties, Obligations, and Responsibilities of Participants. Prior to the consummation of a Change in Control and during any applicable Retention Period, each Participant shall devote his best efforts to faithfully discharge his duties, obligations, and responsibilities on behalf of the Company, a Parent or Subsidiary, or the Successor, as applicable, as those duties, obligations, and responsibilities have been performed in the past, or as such duties, obligations, and responsibilities may be subsequently modified by the mutual agreement of the Participant and the Company, a Parent or Subsidiary, or the Successor, as applicable. Any such agreed upon modification will not constitute Good Reason. In addition, each Participant shall devote his best efforts to assist the Company in effectuating a Change in Control and transitioning the Company, or Parent, or a Subsidiary, as applicable, following a Change in Control to the extent requested of the Participant by the Company, a Parent or Subsidiary, or the Successor, as applicable.
     5. Payment of Benefits. Except as otherwise provided in a Participant’s Participation Agreement, payment of any Retention Bonus and/or Severance Benefits shall be governed by this Section 5.
          (a) Retention Bonus. The Retention Bonus is comprised of two component amounts, the Continuation Amount and the Integration Amount, each of which is equal to fifty percent (50%) of the total Retention Bonus amount specified in the Participant’s Participation Agreement. The two component amounts that comprise the Retention Bonus are described below and, subject to Section 6(a) and the other provisions of this Plan, will become payable to a Participant pursuant to the following terms and conditions:
               (i) Continuation Amount. The Participant will earn the right to receive payment of the Continuation Amount if either (A) the Participant remains continuously employed by the Company or a Parent or Subsidiary until the last day of the Retention Period described in Section 1(w)(i), or (B) the Participant is no longer employed by the Company, a Parent or Subsidiary, the Successor, or an Affiliate of the Successor, as applicable, on the last day of the Retention Period described in Section 1(w)(i) because such Participant’s employment was terminated, at any time during such Retention Period, by the Participant for Good Reason, by his employer other than for Cause, or due to such Participant’s death or Disability. In the event payment of the Continuation Amount becomes due pursuant to Section 5(a)(i)(A), such Continuation Amount shall be paid to the Participant in a single lump sum cash payment as soon as administratively practicable following the last day of the Retention Period described in Section 1(w)(i). In the event payment of the Continuation Amount becomes due pursuant to Section 5(a)(i)(B), such Continuation Amount shall be paid to the Participant, subject to Section 5(d) regarding execution of a release, in a single lump sum cash payment as soon as administratively practicable following the date the Change in Control is consummated and consistent with the provisions of the release.
               (ii) Integration Amount. The Participant will earn the right to receive payment of the Integration Amount if either (A) the Participant is continuously employed by the Company, a Parent or Subsidiary, the Successor, or an Affiliate of the Successor, as applicable, through the last day of the Retention Period described in Section 1(w)(ii), or (B) the Participant is no longer employed by the Company, a Parent or Subsidiary, the Successor, or an Affiliate of the Successor, as applicable, on the last day of the Retention Period described in Section 1(w)(ii) because such Participant’s employment was terminated at any time during such Retention Period by the Participant for Good Reason, by his employer other than for Cause, or due to such Participant’s death or Disability. In the event payment of the Integration Amount becomes due pursuant to Section 5(a)(ii)(A), such Integration Amount shall be paid to the Participant in a single lump sum cash payment as soon as administratively practicable following the last day of the Retention Period described in Section 1(w)(ii). In the event payment of the Integration Amount becomes due pursuant to Section 5(a)(ii)(B), such Integration Amount shall be paid, subject to Section 5(d) regarding execution of a release, to the Participant in a single lump sum cash payment as soon as administratively practicable (and consistent with the provisions of the release) following the later of: (x) the date the Change in Control is consummated or (y) the date of the Participant’s termination of employment.
          (b) Severance Benefits. The Participant will earn the right to receive payment of the Severance Benefits if the Participant’s employment with the Company, a Parent or Subsidiary, the Successor, or an Affiliate of the Successor, as applicable, is terminated at any time during the Retention Period described in Section 1(w)(iii) by the Participant for Good Reason, by his employer other than for Cause, or due to such Participant’s death or Disability. In the event Severance Benefits become payable to a Participant pursuant to this Section 5(b), subject to Section 6(a) and the other provisions of this Plan, the Severance Bonus shall be paid in a single lump sum cash payment and the Continued Benefits and Outplacement Services shall commence to be provided, subject to Section 5(d) regarding execution of a release, to the Participant, in each case as soon as administratively practicable (and consistent with the provisions of the release) following the later of (x) the date the Change in Control is consummated or (y) the date of the Participant’s termination of employment.
          (c) Taxes and Offset. To the extent all or any portion of the Retention Bonus and/or the Severance Benefits become payable to a Participant, such amounts shall be subject to all applicable tax and withholding requirements and shall be in addition to, and shall not be offset by, any severance benefits that may otherwise be payable by reason of occurrence of a Change in Control by the Company, a Parent or Subsidiary, the Successor, or any of their respective Affiliates pursuant to their respective plans or policies.
          (d) Release. Notwithstanding the foregoing, a Participant shall only be entitled to receive payment of the Retention Bonus (to the extent such amounts become payable pursuant to Section 5(a)(i)(B) or Section 5(a)(ii)(B)) and the Severance Benefits if, in addition to satisfying the other applicable conditions of this Section 5, such Participant executes and does not revoke a general release of all claims against the Company, any Parent or Subsidiary, the Successor, and any of their respective Affiliates in substantially the form attached hereto as Exhibit B.
          (e) Failure to Assume. Notwithstanding the foregoing, in the event the Successor fails to assume the Plan, either by express agreement or operation of law, the entire amount of the Retention Bonus and Severance Bonus, as set forth in each Participant’s Participation Agreement, less any amounts that have already been paid hereunder shall become payable in a single lump sum cash payment immediately prior to the consummation of the Change in Control and, following such payment, the Plan shall terminate and no additional amounts will be payable hereunder; provided, however, that the Continued Benefits and the Outplacement Services will continue to be provided and payable pursuant to the Plan if a Participant’s employment was terminated at any time during the Retention Period, but prior to the consummation of the Change in Control, by the Participant for Good Reason, by his employer other than for Cause, or due to such Participant’s death or Disability.
     6. Amendment or Termination of the Plan.
          (a) Termination. No portion of the Retention Bonus or Severance Benefits shall become payable under the Plan, and the Plan will terminate, if either (i) a Definitive Agreement is not entered into on or before December 31, 2007, or (ii) a Definitive Agreement is entered into on or before December 31, 2007, but thereafter such Definitive Agreement terminates prior to the Change in Control contemplated by such Agreement; provided, however, if a Participant’s employment was terminated at any time during the Retention Period, but prior to such termination of the Plan, by the Participant for Good Reason, by his employer other than for Cause, or due to such Participant’s death or Disability, the Continued Benefits and Outplacement Services will continue to be provided pursuant to the terms of the Plan. In the event the Plan becomes effective and does not terminate pursuant to the preceding sentence, the Plan shall terminate (A) as provided in Section 5(e) in the event that a successor fails to assume the Plan or (B) on the day following the date all payments due to all Participants under the Plan are paid in satisfaction of such obligations.
          (b) Amendment. The Plan cannot be amended, altered suspended, discontinued, or terminated, unless each Participant expressly consents in writing; provided, however, that the Committee may amend the Plan at any time as necessary to comply with applicable laws and regulations without Participant consent.
     7. Governing Law. The terms of the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its choice of law provisions, including all matters of construction, validity and performance.
     8. Claims for Benefits
          (a) Initial Claim. In the event that a Participant or his estate claims (a "claimant”) to be eligible for benefits, or claims any rights under the Plan or seeks to challenge the validity or terms of the release described in Section 5(d), such claimant must complete and submit such claim forms and supporting documentation as will be required by the Committee, in its sole and absolute discretion. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine the Plan and any other pertinent documents generally available to Participants that are specifically related to the claim.
     A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Committee. Such notice will refer, if appropriate, to pertinent provisions of the Plan, will set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of the Plan) and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the Plan’s claim review procedure and the time limits applicable to such procedure.
          (b) Request for Review. Within ninety (90) days after receiving written notice of the Committee’s disposition of the claim, the claimant may file with the Committee a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Committee’s disposition of the claim, the claimant will be deemed to have accepted the Committee’s written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.
          (c) Decision on Review. After receipt by the Committee of a written application for review of his claim, the Committee will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The Committee will notify the claimant of its decision by delivery or by certified or registered mail to his last known address.
     A decision on review of the claim will be made by the Committee at its next meeting following receipt of the written request for review. If no meeting of the Committee is scheduled within forty-five (45) days of receipt of the written request for review, then the Committee will hold a special meeting to review such written request for review within such forty-five (45) day period. If special circumstances require an extension of the forty-five (45) day period, the Committee will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review. In any event, if a claim is not determined by the Committee within ninety (90) days of receipt of written submission for review, it will be deemed to be denied.
     The decision of the Committee will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to file a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, in the case of an adverse decision regarding his appeal. The decision of the Committee will be final and conclusive.
     9. Miscellaneous Provisions.
          (a) Other Termination of Employment. No benefits shall be payable under this Plan to a Participant or the estate of such Participant if such Participant’s employment with the Company, a Parent or a Subsidiary, the Successor or an Affiliate of the Successor is terminated for Cause or without Good Reason; provided, however, that if such termination of employment occurs after the Participant has received payment of the Continuation Amount or Integration Amount pursuant to Section 5(a)(i) or Section 5(a)(ii), the Participant will be entitled to retain such payment but will not be entitled to any additional benefits under the Plan, including Continuation Benefits and Outplacement Services. In addition, no benefits shall be payable under this Plan to a Participant or the estate of such Participant if such Participant’s employment with the Company, a Parent or a Subsidiary terminates for any reason prior to the beginning of the Retention Period.
          (b) Nontransferability. No Retention Bonus or Severance Benefits payable pursuant to the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by a Participant or any other person. Any attempt on the part of a Participant to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge prior to such actual receipt shall be void. Neither the Company, the Successor, nor any of their respective Affiliates shall be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements, or torts of any Participant or of any other person eligible to receive a Retention Bonus or Severance Benefits under the Plan.
          (c) No Right to Employment. A Participant’s employment with the Company, the Successor, or any of their respective Affiliates shall at all times constitute an employment at will relationship. Nothing contained in the Plan or in any Participation Agreement shall confer upon any Participant the right to be retained in the service of the Company, the Successor, or any of their respective Affiliates, nor limit the right the Company, the Successor, or any of their respective Affiliates to discharge or otherwise deal with any Participant without regard to the existence of the Plan.
          (d) Unfunded Status. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company, the Successor, or any of their respective Affiliates for payment of any Retention Bonus or Severance Benefits hereunder. No Participant nor any other Person shall have any interest in any particular assets of the Company, the Successor, or any of their respective Affiliates by reason of the right to receive a Retention Bonus and Severance Benefits under the Plan, and any such Participant or any other Person shall have only the rights of a general unsecured creditor of the Company, the Successor, or any of their respective Affiliates with respect to any rights under the Plan.
          (e) Administrative Mistake. If, due to mistake or any other reason, a Person receives benefits under the Plan in excess of what the Plan or the Participant’s Participation Agreement provides, that Person shall repay the overpayment to the Company, the Successor, or any of their respective Affiliates, as applicable, in a lump sum within thirty (30) days of notice of the amount of overpayment. If such Person fails to so repay the overpayment, then (without limiting any other remedies available to the Company, the Successor, or any of their respective Affiliates) the Company, the Successor, or any of their respective Affiliates, as applicable, may deduct the amount of the overpayment from any other benefits which may become payable to such Person under the Plan.
          (f) Corporation Records. Records of the Company, its Parents and Subsidiaries, the Successor, and the Affiliates of the Successor regarding the Participant’s period of employment, termination of employment and reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
          (g) Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

          (h) Headings. The titles and headings of sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
          (i) Construction. The pronouns “he,” “him” and “his” used in this Plan shall also refer to similar pronouns of the female gender unless otherwise qualified by the context.
          (j) 409A Compliance. The Plan is intended to comply with the requirements of section 409A of the Internal Revenue Code and the regulations issued thereunder. The provisions of the Plan shall be construed and administered in a manner that enables the Plan to comply with the provisions of section 409A of the Internal Revenue Code and the regulations issued thereunder.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name by a duly authorized officer as of the 25th day of May 2007.

SWIFT & COMPANY
By:	/s/ William G. Trupkiewicz
Name:	William G. Trupkiewicz
Title:	SVP – Corporate Controller

EXHIBIT A
FORM OF PARTICIPATION AGREEMENT
SWIFT & COMPANY
EXECUTIVE RETENTION BONUS PLAN
PARTICIPATION AGREEMENT
[Date]
[Employee’s Name

                                        ]

Re:	Participation in the Swift & Company Executive Retention Bonus Plan – Retention and Severance Benefits
Dear [Insert Employee’s Name]:
     The Executive Committee of the Board of Directors of Swift & Company (the “Committee”) has adopted the Swift & Company Executive Retention Bonus Plan (the “Plan”) for a select group of management and highly compensated employees of the Company. You have been selected by the Committee to participate in the Plan. A copy of the Plan is being furnished to you concurrently with this Participation Agreement (the “Agreement”) and shall be deemed a part of this Agreement as if fully set forth herein.
     The Committee has determined that, for purposes of Section 5(a) of the Plan, the total Retention Bonus you are eligible to receive under the Plan is [$                    ]. The Committee has also determined that, for purposes of Section 5(b) of the Plan, you are entitled to receive a Severance Benefits that consist of a Severance Bonus of [$                    ] and Continued Benefits and Outplacement Services for a period of up to [       ] weeks following the termination of your employment.
     By executing this Agreement, you indicate that you have read, understood and agree to the terms of the Plan, including, but not limited to, Section 5(d) (regarding a general release, in the form acceptable to the Company, to be executed by you), Section 8 (regarding the Plan’s claims procedures), and Section 9(e) (regarding the repayment of benefits paid on account of an administrative mistake). If you do not execute and return a copy of this Agreement to the Company, within 10 days of the date indicated above, indicating your acceptance of the terms and conditions of the Plan, you will not be eligible to receive benefits thereunder.

SWIFT & COMPANY

By:

Name:

Title:

ACCEPTED:

Name:
Date:

EXECUTIVE RETENTION BONUS PLAN
PARTICIPATION AGREEMENT
[Date]
[Employee’s Name

                                        ]

Re:	Participation in the Swift & Company Executive Retention Bonus Plan – Retention Benefits
Dear [Insert Employee’s Name]:
     The Executive Committee of the Board of Directors of Swift & Company (the “Committee”) has adopted the Swift & Company Executive Retention Bonus Plan (the “Plan”) for a select group of management and highly compensated employees of the Company. You have been selected by the Committee to participate in the Plan. A copy of the Plan is being furnished to you concurrently with this Participation Agreement (the “Agreement”) and shall be deemed a part of this Agreement as if fully set forth herein.
     The Committee has determined that, for purposes of Section 5(a) of the Plan, the total Retention Bonus you are eligible to receive under the Plan is [$                    ]. The Retention Bonus will be the only benefit you will be eligible to receive under the Plan and you will not be eligible to receive any Severance Benefits pursuant to Section 5(b) of the Plan. However, you may be entitled to severance benefits under the Swift & Company Severance Plan in the event that your position is negatively impacted during the Retention Period described in Section 1(w).
     By executing this Agreement, you indicate that you have read, understood and agree to the terms of the Plan, including, but not limited to, Section 5(d) (regarding a general release, in the form acceptable to the Company, to be executed by you), Section 8 (regarding the Plan’s claims procedures), and Section 9(e) (regarding the repayment of benefits paid on account of an administrative mistake). If you do not execute and return a copy of this Agreement to the Company, within 10 days of the date indicated above, indicating your acceptance of the terms and conditions of the Plan, you will not be eligible to receive benefits thereunder.

SWIFT & COMPANY

By:

Name:

Title:

ACCEPTED:

Name:
Date:

EXHIBIT B
FORM OF AGREEMENT AND RELEASE
     This Agreement and Release (“Release”) is entered into between                      (the “Releasor”), and the undersigned company (the “Company”). You have [___/21/45] days to consider this Release, which you agree is a reasonable amount of time. While you may sign this Release prior to the expiration of this [___/21/45]-day period, you are not to sign it prior to the last day of your employment. Capitalized terms used but not defined herein shall be given the meaning assigned such terms in the Swift & Company Executive Retention Bonus Plan (the “Plan”). [You may revoke this Release within 7 days after you execute it, in a writing received by the undersigned Company representative on or before the 7th day following your execution of this Release. This Release will not become effective or enforceable, and the consideration set forth in paragraph 2 below will not be paid, until the expiration of this 7-day period without your revocation. Your acceptance of any of the consideration set forth in paragraph 2 below after expiration of the 7-day period shall constitute your acknowledgment that you did not revoke this Release during the 7-day period.]
     1. Definitions.
          a. “Released Parties” means the Company and its past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended beneficiary of this Release.
          b. “Claims” means all theories of recovery of whatever nature, whether known or unknown, recognized by the law or equity of any jurisdiction. It includes but is not limited to any and all actions, causes of action, lawsuits, claims, complaints, petitions, charges, demands, liabilities, indebtedness, losses, damages, rights and judgments in which Releasor has or may have an interest. It also includes but is not limited to any claim for wages, benefits or other compensation. It also includes but is not limited to claims asserted by Releasor or on his behalf by some other person, entity or government agency.
     2. Consideration. The Company agrees to pay the Releasor the consideration designated in his Participation Agreement (“Participation Agreement”) under the terms of the Plan as a result of the Releasor’s termination of employment. The Company will make payment of the cash portion of the consideration to Releasor within 15 business days of the date Releasor signs this Release (and returns it to the Company). Releasor acknowledges that the consideration the Company will pay Releasor pursuant to this Release is in addition to anything else of value to which Releasor is entitled and that the Company is not otherwise obligated under the terms of the Plan to pay Releasor this consideration.
     3. Release of Claims.
          a. Releasor, on behalf of himself and his heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns, unconditionally releases and forever discharges the Released Parties from, and waives, any and all Claims that he has or may have against any of the Released Parties arising from his employment with the Company, the termination thereof, and any other acts or omissions occurring on or before the date he signs this Release; provided that Releasor is not releasing his right or entitlement to benefits under the retirement and health and welfare benefit plans of the Company as in effect on the Effective Date (as defined in the Plan), other than the Plan and any other severance plan maintained by the Company as of the Effective Date, or Releasor’s rights to indemnification under any charter or by-law of, or agreement with, a Released Party.
          b. The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, and any other federal, state and local statutes, ordinances, executive orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay Act; (viii) the Worker Adjustment and Retraining Notification Act; and (ix) any other federal, state or local law.
     4. Acknowledgment. Releasor acknowledges that, by entering into this Release, the Company does not admit to any wrongdoing in connection with the Releasor’s employment or termination, and that this Release is intended as a compromise of any Claims Releasor has or may have against the Released Parties. Releasor further acknowledges that he has carefully read this Release and understands its final and binding effect, has had a reasonable amount of time to consider it, has had the opportunity to seek the advice of legal counsel of his choosing, and is entering this Release voluntarily.
     5. Applicable Law. This Release shall be construed and interpreted pursuant to the laws of Delaware without regard to its choice of law rules.
     6. Severability. Each part, term, or provision of this Release is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term, or provision is invalid, void, or unenforceable, this Release has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby. If any part, term, or provision is so found invalid, void or unenforceable, the applicability of any such part, term, or provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
     7. Advice to Consult Attorney. Releasor is advised to consult with an attorney before executing this Release.
     8. [Comparative Information. Attached to this Release are the job titles and ages of all employees eligible or selected for termination pursuant to the exit incentive or other employment termination program under which you are eligible or selected for termination (along with the eligibility factors for and the time limits applicable to such program), and the job titles and ages of all individuals in the same job classification or organizational unit who are not eligible or selected for termination under such program.]

RELEASOR:	COMPANY:

By:	By:

Name:	Name:

Date:	Title:

Date: